SECURITY  LIFE INSURANCE
   FIRST  COMPANY

ANNUITY CONTRACT

This is a group annuity contract issued by Security First Life Insurance Company (the "Company") to the group contractholder upon acceptance of the application. When issued, the contract is a legal agreement between the group contractholder and the Company. To be covered under the contract a person must complete an enrollment form and arrange for purchase payments to be made. Each person so enrolled is called a participant.

The Company agrees to pay an annuity to the annuitant. An annuity is a series of payments. Unless another choice is made, payments will be made monthly starting on the normal annuity date. The payments will continue for the annuitant's lifetime but not for less than 120 months. Other payment options may be elected.

If the annuitant dies before the annuity date, a settlement will be made in accordance with Article 6, Settlement on Death. The Company may require proof that any payee is living on the date a payment is due.

All terms on this and the following pages are a part of this contract.

2O-DAY RIGHT TO EXAMINE THIS CONTRACT

At any time within 20 days after receipt of this annuity contract, it may be returned for cancellation by delivering it to the Company at its administrative office shown herein. Such delivery or mailing of' the contract shall void it from the beginning, and the parties shall be in the same position as if it had not been issued. All purchase payments for the contract shall be refunded.

This document is a legal contract between the group contractholder and the Company. Read this contract carefully.

Signed for the Company at its home office on the contract date.

                                                  /s/ Robert G. Mepham
                                                  ------------------------------
                                                  President

                                                  /s/ Richard C. Pearson
                                                  ------------------------------
                                                  Secretary

ALL PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT IN THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THESE VALUES MAY INCREASE OR DECREASE.

                                             Group Flexible Payment Annuity
                                             Providing Variable Benefits
                                             Life Annuity with 10-Years Certain
                                             Starting on the Annuity Date
                                             Non-Participating
                                             No Dividends

SF-236R 1

                               TABLE OF CONTENTS

ARTICLE                                                                     PAGE
      Introduction.........................................................
      Contract Specifications..............................................    3
   1  Description of Certain Terms Used in This Certificate................    4
   2  General Terms........................................................    5
   3  Participant's Account Provisions.....................................    6
   4  Valuation and Nonforfeiture Provisions...............................    6
   5  Settlement...........................................................    8
   6  Settlement on Death..................................................    9
   7  Annuity Income.......................................................   10
   8  Method of Calculating Annuity Income Payments........................   10
   9  Annuity Purchase Rates...............................................   13
Section....................................................................
3.04  Accumulation Units...................................................    6
7.02  Alternate Annuity Income Rates.......................................   10
7.03  Alternate Assumed Investment Return..................................   10
7.01  Annuity Income Options...............................................   10
4.01  Annuity Value........................................................    6
4.03  Cash Surrender.......................................................    7
4.02  Cash Value...........................................................    6
5.05  Cessation of Purchase Payments.......................................    8
2.03  Change of Contract...................................................    5
      Communications.......................................................   3A
2.01  Contract.............................................................    5
4.08  Conversion Between Series............................................    7
3.03  Crediting Accumulation Units.........................................    6
2.08  Data Provided to the Company.........................................    5
4.05  Deferral of Payment..................................................    7
2.07  Designation of Beneficiary...........................................    5
8.01  Determination of Monthly Guaranteed Minimum Fixed Dollar Annuity
      Payments.............................................................   10
8.02  Determination of Monthly Variable Annuity Payment....................
      for the First Year...................................................   11
8.04  Determination of Monthly Variable Annuity Payment for the Second
      and Subsequent Years.................................................   11
      Guaranteed Minimum Interest Rates....................................    3
2.05  Incontestability.....................................................    5
5.04  Minimum Amount to Payee..............................................    8
4.07  Minimum Benefits.....................................................    7
2.09  Misstatement of Age..................................................    5
2.02  Non-Participating....................................................    5
5.02  Normal Form of Settlement............................................    8
8.03  Number of Annuity Units..............................................   11
5.03  Optional Annuity Date and Optional Settlement........................    8
5.06  Options on Date of Cessation of Purchase Payments....................    8
2.06  Ownership and Assignment.............................................    5
4.04  Partial Surrenders...................................................    5
3.01  Participant's Account................................................    6
      Plan.................................................................    3
4.06  Premium Taxes........................................................    7
3.02  Purchase Payments....................................................    6
2.10  Separate Account.....................................................    5
8.05  Separate Account Annuity Unit Values.................................   12
5.01  Settlement of Participant's Account..................................    8
6.01  Settlement on Death Before the Annuity Date..........................    9
6.02  Settlement on Death of Payee.........................................    9
3.05  Splitting Units......................................................    6
      Statements of Account................................................   3A
2.11  Substitution of Fund Shares..........................................    6
2.04  Termination of Contract..............................................    5
4.09  Transfer to Other Annuities Issued by the Company....................    8

                           SECURITY  LIFE INSURANCE
                              FIRST  COMPANY


CONTRACT DATA

    GROUP CONTRACT NUMBER:                             GROUP CONTRACT DATE:
    GROUP CONTRACTHOLDER: AGENT, SAM

Issued for Delivery in, and Subject to the Laws of the State of FL

CONTRACT SPECIFICATIONS

PLAN

The plan is a Deferred Compensation Plan (the "plan"). The plan is designed to comply with the requirements of Section 457 of the Internal Revenue Code of 1986 ("Code"), as amended. A copy of the plan has been made available to each participant, and a copy is maintained with the group contractholder. Ownership of this contract is vested entirely in the group contractholder, and only the group contractholder can make elections with respect thereto.

The Company requires that a copy of the currently effective plan document accompany the application for its information. The terms and provisions of the plan do not for any purpose form any part of this contract and are not binding on the Company. Notwithstanding the fact that the Company may have knowledge of the terms of the plan, the obligations of the Company are measured and determined solely by the terms and provisions of this contract. Any form required under the plan must be submitted to the Company.

Purchase payments made with respect to a participant will be allocated among the currently offered accounts in accordance with the latest recorded written request of the group contractholder with respect to the participant.

The currently offered accounts are as follows:

(1)  Security First Trust Bond Series

(2)  Security First Trust T. Rowe Price Growth and Income Series

(3)  Fidelity VIP Money Market Portfolio

(4)  Fidelity VIP Growth Portfolio

(5)  Fidelity VIP II Asset Manager Portfolio

(6)  Fidelity VIP II Index 500 Portfolio

(7)  Fidelity VIP II Contrafund Portfolio

(8)  Neuberger & Berman Genesis Trust

(9)  Neuberger & Berman Partners Trust

(10) Janus Aspen Worldwide Growth Portfolio

(11) T. Rowe Price Growth Stock Fund

(12) T. Rowe Price International Stock Fund

/s/ Robert G. Mepham
----------------------
President          Address all inquiries to P.O. Box 92193 Los Angeles, CA 90009

                           SECURITY  LIFE INSURANCE
                              FIRST  COMPANY


STATEMENTS OF ACCOUNT

Prior to the annuity date, statements of account will be provided for each participant as of the end of each calendar quarter.

COMMUNICATIONS

Write to the Company at its administrative office shown below:

                     SECURITY FIRST LIFE INSURANCE COMPANY
                                P.O. BOX 92193
                         LOS ANGELES, CALIFORNIA 90009
                                1-800-992-9785

/s/ Robert G. Mepham
----------------------
President          Address all inquiries to P.O. Box 92193 Los Angeles, CA 90009

ARTICLE 1 DESCRIPTION OF CERTAIN TERMS USED IN THIS CONTRACT

a. ACCUMULATION UNIT- A measuring unit used to determine the value of a participant's interest in a series at any time before annuity payments commence.

b. ANNUITANT- The person who is to receive annuity payments, and who is identified as the participant.

c. ANNUITY- A series of income payments made to the annuitant for a defined period of time.

d. ANNUITY DATE- The date the series of annuity income payments begins to a participant.

e. ANNUITY UNIT- A measuring unit used to determine the amount of annuity payments based on a series after such payments have commenced.

f. BENEFICIARY- A person who has the right to receive settlement on the death of a participant.

g.  CERTIFICATE- The form that describes participant's rights in the contract.

h. CERTIFICATE DATE- The date the certificate is issued or, if no certificate is issued, the date a participant's account is established.

i. CERTIFICATE YEAR- The 12-month period following the certificate date and each anniversary thereof.

j. CONTRACT- The legal agreement between the group contractholder and the Company covering the rights of the whole group.

k.  FIXED ANNUITY- An annuity that provides guaranteed level payments.

I. FUND- Any registered management investment company, or series thereof, in which the assets of the separate account may be invested.

m. GENERAL ACCOUNT- Assets of the Company, except those in the separate account or any other segregated asset account.

n.  GROUP CONTRACTHOLDER- The owner of this contract.

o. NORMAL ANNUITY DATE- The first day of the month coincident with or immediately preceding the month a participant must commence a distribution under the plan, but in no event later than the month in which the participant attains age 85.

p. PARTICIPANT- An eligible person who has submitted a completed enrollment form to the Company.

q. PARTICIPANT'S ACCOUNT- The sum of the values of the accumulation units credited to a participant.

r. PAYEE- Any participant or beneficiary receiving payment of benefits under this contract.

s. PURCHASE PAYMENT- Any amount received by the Company for a participant under this contract.

t. SEPARATE ACCQUNT- A segregated asset account established by the Company under the Delaware Insurance Code. The income or losses of the separate account are free from any other liabilities of the Company's other business.

u. SERIES- The accumulation unit values and annuity unit values maintained separately for each fund whose securities are owned by the separate account.

v. VALUATION DATE- Any business day used by the separate account to determine the value of part or all of its assets for purposes of determining accumulation and annuity unit values. Accumulation unit values will be determined each business day. There will be one valuation date in each calendar week for annuity unit values. The Company will establish the valuation date at its discretion, but until notice to the contrary is given, that date will be the last business day in a week.

w.  VALUATION PERIQD- The time from one valuation date to the next.

x. VARIABLE ANNUITY- An annuity whose payments vary annually according to the net investment results of a series of the separate account.

SF-236-4

ARTICLE 2 GENERAL TERMS

2.01 THE CONTRACT

The contract is this document, any endorsements or riders thereto, and the application. Only an officer of the Company can change the contract or waive any of the Company's rights. These changes must be made in writing. Any contract terms referring to "filing" or "receipt" of documents mean filing or receipt at the Company's administrative office shown on page 3A.

2.02 NON-PARTICIPATING

This contract does not share in the earnings of the Company.

2.03 CHANGE OF CONTRACT

The group contractholder and the Company may change the contract by mutual agreement at any time. Changes must be made in writing. Any changes must comply with the state laws where the contract is delivered. The Company, by itself, may change only the following contract terms:

(a) Terms that apply to participant's enrolling after the effective date of the change;

(b) Terms that apply to the excess of any purchase payments received in any certificate year over the purchase payments received in the first certificate year, for participant accounts established before the effective date of the change; or

(c) Terms that may be necessary to make the contract conform to any federal or state law, regulation or ruling.

2.04 TERMINATION OF CONTRACT

This contract will terminate when the Company has fulfilled all its obligations.

2.05 INCONTESTABILITY

After two years from the date of issue, the Company cannot void this contract due to any misstatements on the application.

2.06 OWNERSHIP AND ASSIGNMENT AND TRANSFER

This contract belongs to the group contractholder. All assets and income of the plan are held for the exclusive benefit of the participants and their beneficiaries and may not be paid to or used for the benefit of the contractholder. Additionally, notwithstanding any other provisions of this contract this contract shall be operated and interpreted in such a way as to qualify it for treatment as a qualified trust under rules similar to the rules under Section 401(f) of the Code in accordance with Section 457 of the Code. The contract may not be assigned.

2.07 DESIGNATION OF BENEFICIARY

A participant may name and change the beneficiary. The request must be in writing and made before the participant dies. No change will take effect unless it is received. When received, the request will take effect as of the date signed, subject to payment or other action taken by the Company before it was received. An irrevocable beneficiary must agree to any such change.

2.08 DATA PROVIDEO TO THE COMPANY

The Company may require the group contractholder and participants to provide data needed to administer the contract. Such data must be provided upon request and in a form satisfactory to the Company.

2.09 MISSTATEMENT OF AGE

The age of an annuitant or a payee may affect the amount of annuity income payments made to a payee. If it is misstated, the amount payable under the contract shall be such as the premium paid to the Company would have purchased at the correct age.

If the Company shall make or has made any underpayment(s), or any overpayment(s), on account of any such misstatement, the amount thereof, with interest at the rate of six percent per annum, shall in the case of underpayment, be paid immediately to the insured or, in the case of overpayment, may be charged against the current or next succeeding payment or payments to be made by the Company under the contract.

2.10 THE SEPARATE ACCOUNT

Security First Life Separate Account A is a separate account of the Company established in 1980 under Delaware law. It is registered under the Investment Company Act of 1940 (the" Act"). Its assets are invested only in shares of one or more funds as stated in the plan. The separate account will vote its fund shares in accordance with the instructions received from group contractholders and participants who have units in the separate account series of that fund. Each such person will receive all reports and material of the funds in which he or she owns series units, and will receive forms in order to instruct the separate account how to vote.

2.11 SUBSTITUTION OF FUND SHARES

The Company may not change the fund shares of a series except in accordance with the Act. The separate account may buy other securities for other series or contracts or, if requested by the participant, convert units from one series or contract to another.

ARTICLE 3 PARTICIPANT'S ACCOUNT PROVISIONS

3.01 PARTICIPANT'S ACCOUNT

The Company will establish a participant's account for each person who becomes a participant. A participant's account consists of accumulation units provided by the values of the purchase payments made for the participant. The value of a participant's account is the sum of the values of those accumulation units.

3.02 PURCHASE PAYMENTS

Purchase payments for any participant must be at least $20 each and $240 annually.

3.03 CREDITING ACCUMULATION UNITS

Each purchase payment will be applied to provide accumulation units. The number of accumulation units credited for a series is determined by dividing the amount of the purchase payment allocated to the series, less any premium taxes deducted, by the appropriate accumulation unit value for the series on the day the Company received the purchase payment.

3.04 ACCUMULATION UNITS

The separate account accumulation unit value for each series was first set at $5. This value is determined each business day. It is equal to the value on the prior day multiplied by a net investment factor. The net investment factor is:

(a) the net asset value of a fund share at the close of the current business day plus the per share amount of any fund distributions less taxes (per share), divided by

(b) the net asset value of a share at the close of the prior business day, and less

(c) the actuarial risk fee factor of .002438% for each calendar day from the prior business day to the current business day.

3.05 SPLITTING UNITS

The Company may split the value of any units if it is in the best interest of the group contractholder, participants, annuitants and the Company. If split, strict equity will be preserved. Such split will have no major effect upon the benefits or provisions of this Contract.

ARTICLE 4 VALUATION AND NONFORFEITURE PROVISIONS

4.01 ANNUITY VALUE

The annuity value of a participant's account is the amount that can be applied to any annuity income option under this contract. It is the sum of the values of any accumulation units, reduced by premium, sales or similar taxes, if any.

4.02 CASH VALUE

The cash value of a participant's account is a percentage of the annuity value. The percentage is based on the certificate year in which the surrender occurs. The percentage to be used is determined as follows:

(a) 93% for surrenders in the first certificate year;

(b) 94% for surrenders in the second certificate year:

(c) 95% for surrenders in the third certificate year;

(d) 96% for surrenders in the fourth certificate year;

(e) 97% for surrenders in the fifth certificate year; and

(f) 100% for surrenders after the fifth certificate year.

SF-236-6

No percentage reduction shall be made in the determination of cash value of a participant's account in the event of a surrender from the plan in accordance with the terms and conditions of the plan resulting from the death, total disability, retirement, termination of employment, de minimis withdrawal, or hardship withdrawal of or by the participant.

Surrenders of a participant's account for transfer to other investment providers within the plan will be permitted at the participant's annuity value until the sum of all transfers at annuity value to such other investment providers from this contract and any of the other group annuity contracts issued by the Company to the plan exceeds in any calendar year an amount equal to 15% of the total annuity values of participants' accounts in the Company's group annuity contracts issued to the plan as of the prior December 31. Once this 15% limit has been reached, all subsequent surrenders of participants' accounts for transfer to such other investment providers during the remainder of the calendar year will be made at the cash value of the participant's account.

In the event a participant has an existing account with the Company under another group annuity contract issued to the group contractholder with respect to the plan and should the certificate date under such other group contract precede the participant's certificate date under this contract (the "alternate certificate date"), then the certificate date used in the determination of surrender charges will be the alternate certificate date.

4.03 CASH SURRENDER

A participant's account may be surrendered for its cash value before the annuity date. Requests for surrender must be in writing.

4.04 PARTIAL SURRENDERS

Partial surrenders from the cash value of a participant's account may be made before the annuity date. Requests for partial surrenders must be in writing. No partial surrender will be allowed if it results in any series having a value, after the surrender of less than $500, unless the entire series is being surrendered.

When a partial surrender is made from any series the number of accumulation units in that series will be reduced by the number of units equal in value to the amount surrendered.

4.05 DEFERRAL OF PAYMENT

Payment of full or partial surrenders from a series may be suspended under the following conditions:

(a) During any period in which the New York Stock Exchange is closed (other than customary weekend or holiday closing); or

(b) When the Securities and Exchange Commission determines that trading on such exchange is restricted or that an emergency exists; and, as a result, the separate account may not reasonably dispose of its securities or fairly value its assets; or

(c) For such other periods as the Securities and Exchange Commission may by rule or order direct for the protection of variable contractholders and participants.

4.06 PREMIUM TAXES

The Company may deduct from a participant's account any premium, sales or other similar tax payable by it in regard to the account. If a tax deduction is made, It will be made on or after the time the tax is payable by the Company.

4.07 MINIMUM BENEFITS

The value of a paid-up annuity, cash surrender, or settlement on death under this contract will not be less than the minimum required by the state laws where the contract is delivered.

4.08 CONVERSION BETWEEN SERIES

Accumulation or annuity units may be converted from one series to another by written election or, if permitted by the Company, by telephone. Such election must specify the total value of units to be converted and the series to be decreased and the series to be increased. The Company will make the conversion on the first valuation date after receipt of a written election. Conversions requested by telephone will be effective within a reasonable time in accordance with policies established by the Company. No conversion of units may take place within two calendar weeks before the annuity date or any anniversary thereof. The minimum amount that may be converted at any time is the lesser of $500 or the balance of the value of the accumulation units allocated to the series to be converted.

4.09 TRANSFER TO OTHER ANNUITIES ISSUED BY THE COMPANY

To the extent permitted by the group contractholder and the Company, a participant may transfer all or a portion of the annuity value of the participant's account to another group annuity contract issued by the Company to the group contractholder with respect to the plan. The minimum transfer from a series is the lesser of $500 or the balance of the value of accumulation units allocated to the series.

ARTICLE 5 SETTLEMENT

5.01 SETTLEMENT OF PARTICIPANT'S ACCOUNT

Settlement of a participant's account means any of the following:

(a) The start of annuity income payments to the annuitant or beneficiary,

(b) A payment of the cash value in a lump sum, or

(c) Such other form of settlement to which the Company agrees.

The amount applied under an annuity income option is the annuity value. The first payment under any annuity option will be made on the annuity date. Proof of age is required before payments start under any of the first four options listed in Article 7.

5.02 NORMAL FORM OF SETTLEMENT

A participant must be living on the date the annuity payments are to begin. Unless another choice is made, the Company will pay the annuitant a series of payments in the form of a variable life annuity with 120 monthly payments certain, the second option in Article 7. The payments will begin on the normal annuity date.

5.03 OPTIONAL ANNUITY DATE AND OPTIONAL SETTLEMENT

Before annuity payments begin, an optional annuity date or a different annuity income option may be elected, if not prohibited by the plan, The optional annuity date may be the first day of any month not later than the normal annuity date. The election must be made at least 31 days before the optional annuity date. Any of the annuity income options may be elected. The annuity value on the optional annuity date will be applied.

5.04 MINIMUM AMOUNT TO PAYEE

Any annuity income option payment must be at least $50 from each series included in the payment. If any payment from any series is less than $50, the Company may change the payment interval so that payments are greater than $50 from that series.

5.05 CESSATION OF PURCHASE PAYMENTS

Upon 60 day prior written notice, the group contractholder or the Company may declare that, as of the date stated in the notice (that date being called a "date of cessation of purchase payments"), no further purchase payments will be made to certain or all of the participant accounts.

If a date of cessation of purchase payments has been declared for certain participant accounts, the group contractholder may, by written request, make a change of allocation of the participant's purchase payments. When no change of allocations is received, the Company may, in its discretion, return all purchase payments affected by the declaration of the date of cessation of purchase payments, or allocate such purchase payments in accordance with the participant's current allocation among the series.

No new participant accounts will be established after the date of cessation of purchase payments is declared with respect to all accounts.

5.06 OPTIONS ON DATE OF CESSATION OF PURCHASE PAYMENTS

Upon declaring the date of cessation of purchase payments for all participant accounts by the group contractholder, or upon receiving notice of its declaration by the Company, the group contractholder may, by written request, elect one of the following options. If the group contractholder has not elected an option at least 30 days prior to the date of cessation of purchase payments, Option (A) will be deemed to have been elected.

Option (A) Maintenance of Participant Account Values:

The Company will maintain each participant's account value until settlement of such account.

Option (B) Installment Settlement of Guaranteed Contract Values:

The Company will pay, consistent with section 2.06 of this contract, the sum of the cash values of participant accounts, within five business days after the effective date of the termination of the contract, provided the group contractholder provides the Company with not less than thirty (30) days prior written notice of the effective date of the termination.

ARTICLE 6 SETTLEMENT ON DEATH

6.01 SETTLEMENT ON DEATH BEFORE THE ANNUITY DATE

Except as otherwise required by the plan, if a participant dies before the annuity date and the beneficiary is the participant's spouse, the spouse shall, at his or her option (i) be deemed to be the participant and succeed to the rights of the participant or (ii) settle the participant's account as though he or she is a beneficiary who is not the spouse of the participant.

Except as otherwise required by the plan, if a participant dies before the annuity date and the beneficiary is not the spouse of the participant, the beneficiary shall elect:

1. To receive annuity income under annuity income Options One, Two or Five. Election of an annuity option is subject to the following conditions:

(a) Payments must begin within one year of the participant's death.

(b) The guaranteed period under Option Two or the designated period under Option Five may not be longer than the beneficiary's life expectancy under the applicable table specified by the Internal Revenue Service, but in no event longer than fifteen (15) years; and

(c) The annuity value as of the date of the first annuity payment will be applied. OR

2. To receive a lump sum settlement equal to the greater of (i) the annuity value on the date the payment is made or (ii) the sum of the purchase payments less annuity value already applied to an annuity income option or to a partial surrender.

Distribution under the lump sum option above must be made within 5 years of the death of the participant.

If there is more than one named beneficiary living at the time of the participant's death, each will share in the proceeds equally, unless the participant has elected otherwise.

If a participant outlives all beneficiaries, the proceeds will be paid to the participant's estate in a lump sum.

No beneficiary will have the right to assign, anticipate or commute any future payments under any of the options, except as provided in the election or by law.

The rights to the proceeds will pass as if the participant outlived the beneficiary if:

(a) the beneficiary dies at the same time as the participant; or
(b) the beneficiary within 15 days of the participant's death and prior to the date due proof of the participant's death is received by the Company. Due proof of death will be a certified death certificate, an attending physician's statement, a decree of a court of competent jurisdiction as to the finding of death, or such other documents as the Company may, at its option, accept.

6.02 SETTLEMENT ON DEATH OF PAYEE

Upon the death of a payee, any remaining payments certain under Options Two, or Three, or Five in Article 7 will be paid to the named beneficiary.

If no beneficiary is alive at the payee's death, the payee's estate will receive a lump sum payment. This lump sum will be the present value of the remaining payments certain at the payee's death. The present value will be computed on the basis of the interest rate used to compute the benefit.

If as a result of a payee's death, variable annuity payments are being continued to a beneficiary, that beneficiary may elect at any time to receive in a lump sum the present value of the remaining number of payments certain.

ARTICLE 7 ANNUITY INCOME

7.01 ANNUITY INCOME OPTIONS

Except as may be limited by Article 6, the annuity value can be applied to these annuity income options:

a. Option One-Life Annuity

A series of annuity income payments made monthly during the payee's life. The payments will stop with the last payment due before the death of the payee. No further payments will be made after the death of the payee.

b. Option Two-Life Annuity with 120, 180, or 240 Monthly Payments Certain

A series of annuity income payments made monthly for the guaranteed period elected and thereafter during the payee's life. The guaranteed period may be 120, 180, or 240 months. If the payee dies before the end of the guaranteed period, payments for the remainder of the guaranteed period will be paid to the beneficiary.

c. Option Three-Installment Refund Life Annuity

A series of annuity income payments made monthly during the payee's life. If the payee dies before receiving the "minimum number" of payments, payments will continue to the beneficiary. The "minimum number" of payments is equal to the amount applied under this option divided by the first monthly payment. Any payments made after the death of the payee will stop when the Company has paid out a total number of payments equal to the "minimum number" of payments.

d. Option Four-Joint and Full to Survivor Annuity

A series of annuity income payments made monthly during the lifetime of both of two payees. If one of the payees dies, the payments will continue to the other. The payments will end with the last payment due before the death of the remaining payee.

e. Option Five-Designated Period Annuity--Fixed Dollar Only

A series of fixed annuity income payments made monthly for a period of years. Any number of years from 5 through 30 may be chosen. Payments will be made to the payee or beneficiary even if the payee dies. Payments will stop at the end of the period selected. This option is not available for variable annuity income payments.

f. Other options may be available as agreed upon by the Company.

7.02 ALTERNATE ANNUITY INCOME RATES

If settlement is made under any annuity option, payment will be based on the larger of the following:

(a) the Company's current annuity settlement option rates applicable to this contract (fixed dollar only); or

(b) The annuity purchase rates found in Article 9.

7.03 ALTERNATE ASSUMED INVESTMENT RETURN

If allowed by the laws of the state in which this contract is issued, a participant may elect variable annuity benefits determined on an assumed investment return of 3.50%, 5.00% or 6.00% in lieu of the 4.25% returned assumed in the contract.

ARTICLE 8 METHOD OF CALCULATING ANNUITY INCOME PAYMENTS

8.01 Determination of Monthly Guaranteed Minimum Fixed Dollar Annuity Payments

The payment amount shown in Tables 1 and 2 in Article 9 will be used to determine the monthly payments under a fixed payment option. The tables show the dollar amount of the monthly payments which can be purchased with each $1,000 of the general account's annuity value, after deduction of any applicable premium taxes. Amounts shown use the 1983 Individual Annuity Mortality Table "A", modified with an interest rate of 3.00% per annum.

SF-236-10                            10

8.02 Determination of Monthly Variable Annuity Payment for The First Year

Variable annuity payment amounts will be determined on the last valuation date of the second calendar week preceding the annuity date, and will remain the same for one year from that date. Amounts may vary each year thereafter.

The age of the payees born after 1915 must be adjusted using the following Table. Adjusted ages for payees born after 1995 are available from the Company. The payee's actual age will be based on the birthday nearest the time the first payment is due.

Calendar Year of Birth    Adjusted Age     Calendar Year of Birth     Adjusted Age
1915 or Prior          Actual Age                1956-1975         Actual Age Minus 3
1916-1935              Actual Age Minus 1        1976-1995         Actual Age Minus 4
1936-1955              Actual Age Minus 2

THESE ADJUSTMENTS APPLY ONLY TO TABLES 1 AND 2 SHOWN ON THE NEXT PAGES. THESE AGE ADJUSTMENTS DO NOT APPLY TO ANY OTHER ANNUITY INCOME RATES UNLESS SO SPECIFIED BY THE COMPANY.

Tables 3 and 4 show the factors used to determine variable annuity income payments based on an assumed investment return of 4.25%. They are based on the Modified Select Security First Annuity Mortality Table projected to the year 2000 in the projecting scale C (modified) and 4.25% interest, reduced for the first 10 years of any period certain by 1%.

The monthly payment for the first year is determined by:

(a) dividing the separate account annuity value by $1,000,

(b) multiplying the result from (a) by the annuity premium rate shown in column 1 of Table 3 or 4 for the option elected for the adjusted age of payee, and

(c) multiplying the result of (b) by the monthly payment factor in column 2 of Table 3 or 4.

If there are values in more than one series, determine the monthly payment for each series as above.

8.03 Number of Annuity Units

The number of annuity units for any series is determined by dividing the first year monthly payment by the separate account annuity unit value for that series for the valuation period that includes the settlement date. The number of annuity units thus determined will not change unless the participant converts annuity units from one series to another. Such annuity units converted will be based on the same assumed investment return.

8.04 Determination of Monthly Variable Annuity Payments for the Second and Subsequent Years

The amounts of the second and subsequent years' monthly variable annuity payments are not predetermined, and may change from year to year, based on the variations in the annuity unit value. The annuity unit value varies with the variations of net investment results above and below the assumed investment rate.

As of each anniversary of the settlement date, the Company will determine the amount of monthly payments for each series of the year then beginning. It will be determined by multiplying the number of separate account annuity units for that series by the annuity unit value for the same series determined for the second calendar week preceding the date on which the first payment for the year is due.

The Company guarantees that the amount of each variable annuity payment will not be affected by variations in the mortality experience of payees nor by expenses incurred by the Company in the administration of such benefits.

8.05 Separate Account Annuity Unit Values

The separate account annuity unit value for each series was originally established at $5. This value for any subsequent valuation period is determined for each series by:

(a) multiplying the annuity unit value of the series for the immediately preceding valuation period by

(b) the annuity change factor for the current valuation period.

The annuity change factor for any valuation period is determined for each series by dividing:

(a) the accumulation unit value at the end of the valuation period by;

(b) the accumulation unit value at the end of the previous valuation period, and multiplying the result by;

(c) the interest neutralization factor.

For weekly valuation periods and a 4.25% assumed net investment rate, the interest neutralization factor is 0.9991999.

SF-236-12                            12

                     ARTICLE 9 ANNUITY PURCHASE RATES

               GUARANTEED DOLLAR AMOUNT OF MONTHLY PAYMENT WHICH
                     IS PURCHASED WITH EACH $1.000 APPLIED
                          LIFE ANNUITIES-Fixed Dollar

Table 1

                      SINGLE LIFE ANNUITIES                        JOINT AND FULL TO SURVIVOR
-----------------------------------------------------------------  --------------------------
                         No      120     180     240
                       Period  Months  Months  Months  Installment    Both        Monthly
Age                    Certain Certain Certain Certain   Refund       Age         Payment
---                    ------- ------- ------- ------- -----------    ----        -------
60....................  $5.00   $4.90   $4.77   $4.58     $4.67        60          $4.26
61....................   5.13    5.02    4.87    4.65      4.77        61           4.35
62....................   5.26    5.13    4.96    4.72      4.87        62           4.44
63....................   5.41    5.26    5.06    4.79      4.97        63           4.54
64....................   5.56    5.39    5.16    4.85      5.08        64           4.65
65....................   5.73    5.52    5.26    4.92      5.20        65           4.76
66....................   5.90    5.67    5.37    4.98      5.32        66           4.88
67....................   6.09    5.81    5.48    5.04      5.45        67           5.01
68....................   6.29    5.97    5.58    5.10      5.59        68           5.14
69....................   6.50    6.13    5.69    5.15      5.73        69           5.29
70....................   6.74    6.30    5.79    5.20      5.89        70           5.45
                         6.98    6.47    5.90    5.25      6.05        71           5.62
                         7.25    6.65    6.00    5.29      6.22        72           5.80
73....................   7.54    6.83    6.09    5.33      6.40        73           5.99
74....................   7.85    7.02    6.19    5.36      6.59        74           6.20
75....................   8.18    7.20    6.27    5.39      6.79        75           6.42

   Monthly payments for ages not shown will be furnished by the Company on request and will be calculated on the same actuarial basis.

Table 2

              DESIGNATED PERIOD ANNUITIES-- Fixed Dollar

                               Amount of
Years of                        Monthly  Years of    Amount of    Years of    Amount of
Payments                        Payment  Payments Monthly Payment Payments Monthly Payment
5.............................  $17.91      14         $7.26         23         $4.99
6.............................   15.14      15          6.87         24          4.84
7.............................   13.16      16          6.53         25          4.71
8.............................   11.68      17          6.23         26          4.59
9.............................   10.53      18          5.96         27          4.47
10............................    9.61      19          5.73         28          4.37
11............................    8.86      20          5.51         29          4.27
12............................    8.24      21          5.32         30          4.18
13............................    7.71      22          5.15

SF-236-13                            13

       ANNUITY PREMIUM RATES PER $1,000 OF VALUE APPLIED (Column (1) AND
                     MONTHLY PAYMENT FACTORS (Column (2))
                        SINGLE LIFE ANNUITIES-VARIABLE
                           MONTHLY PAYMENTS CERTAIN

Table 3

Adjusted
Age of                             None           120           180           240
Payee                           (1)    (2)    (1)    (2)    (1)    (2)    (1)    (2)
60............................ 62.596 .08946 61.992 .08713 60.305 .0861' 58.126 .08539
61............................ 63.710 .08975 63.123 .08723 61.294 .08614 58.873 .08538
62............................ 64.922 .09003 64.340 .08130 62.333 .08614 59.626 .08535
63............................ 66.252 .09028 65.653 .08736 63.424 .08613 60.387 .08532
64............................ 67.715 .09049 67.068 .08739 64.564 .08611 61.142 .08527
65............................ 59.298 .09072 68.578 .08741 65.743 .08607 61.884 .08523
66............................ 71.005 .09101 70.199 .08742 66.959 .08603 62.606 .08518
67............................ 72.817 .09137 71.905 .08744 68.191 .08599 63.294 .08513
68............................ 74.732 .09180 73.692 .08747 69.430 .08595 63.941 .08508
69............................ 76.751 .09231 75.557 .08751 70.665 .08590 64.539 .08503
70............................ 78.880 .09290 77.496 .08755 71.886 .08586 65.082 .08499
71............................ 81.010 .09372 79.469 .08763 73.069 .08583 65.563 .08495
72............................ 83.231 .09465 81.498 .08770 74.214 .08579 65.984 .08491
73............................ 85.539 .09570 83.575 .08777 75.309 .08574 66.347 .08487
74............................ 87.982 .09683 85.701 .08781 76.345 .08568 66.657 .08483
75............................ 90.293 .09833 87.805 .08788 77.293 .08563 66.912 .08480

                      JOINT AND FULL TO SURVIVOR-VARIABLE
                              NO PAYMENTS CERTAIN

Table 4

Adjusted
Age of
Both Payees                                                             (1)    (2)
60.................................................................... 57.810 .08526
61.................................................................... 58.742 .08535
62.................................................................... 59.741 .08545
63.................................................................... 60.817 .08554
64.................................................................... 61.976 .08564
65.................................................................... 63.220 .08575
66.................................................................... 64.548 .08594
67.................................................................... 65.961 .08616
68.................................................................... 67.460 .08643
69.................................................................... 69.049 .08674
70.................................................................... 70.732 .08711
71.................................................................... 72.468 .08758
72.................................................................... 74.294 .08813
73.................................................................... 76.208 .08875
74.................................................................... 78.229 .08943
75.................................................................... 80.243 .09032

Factors for adjusted ages not shown wilt be furnished by the Company on request and will be calculated on the same actuarial basis.

                                      14